Exhibit 10.2

CUBIC CORPORATION

TRANSITION PROTECTION PLAN

SECTION 1.   INTRODUCTION.

The Cubic Corporation Transition Protection Plan (the “Plan”) is hereby established effective November 29, 2005 (the “Effective Date”).

The Company considers it essential to the best interests of the Company and its shareholders to foster the continuous employment of the Company’s key management personnel.  The Board of Directors of the Company (the “Board”)  recognizes that the possibility of a Change in Control of the Company may occur and the uncertainty and questions that this possibility may raise among management could result in the departure of key executives,  the distraction of key executives from the management of the business, or the inability to hire new key executives, all to the detriment of the Company and its shareholders.

The Board has carefully considered the report of the Executive Compensation Committee and its independent advisors and has evaluated available alternative courses of action, including that of continuing the status quo.  After discussion, debate and evaluation, the Board has unanimously decided to adopt the Plan to reinforce and encourage the continued dedication of key executives to their duties without the distraction arising from the possibility of a Change in Control of the Company and to provide such key executives with the benefits stated herein that ensure that the expectations of the executives will be satisfied, and that are also competitive with those of similar companies.

The Plan will provide for the payment of severance benefits to certain eligible employees of the Company in the event that such employees are subject to qualifying employment terminations in connection with a Change in Control.

This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, other than an individually negotiated contract or agreement with the Company relating to severance or change in control benefits that is in effect on an employee’s termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 7(b) below does not entirely eliminate benefits under this Plan. Notwithstanding the foregoing, this Plan shall not supersede, but rather shall supplement the enhanced severance benefits (but not the Health Care Benefits) contained in the Company’s Severance Policy in effect as of the Effective Time.  This document also is the Summary Plan Description for the Plan.

SECTION 2.   DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a)           “Affiliate” means any company controlled by, controlling or under common control with the Company.

(b)           “Base Salary” means, with respect to a Participant, the average of the Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) paid or payable for the five fiscal years (or such annualized shorter period as the Participant has been employed by the Company) immediately prior to the Change in Control or immediately prior to the Participant’s termination of employment, whichever is greater, without consideration of any reduction constituting a Constructive Termination.

(c)           “Average Bonus” means, with respect to a Participant,  an amount equal to the average of the annual cash and long-term bonuses  (excluding Base Salary and excluding any commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation) paid or payable by the Company to the Participant for the five fiscal years (or such annualized shorter period as the Participant has been employed by the Company) immediately prior to the Change in Control or immediately prior to the Participant’s termination of employment, whichever is greater.

(d)           “Change in Control” shall be deemed to occur on the happening of any of the following events:

(i)            Any acquisition of beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as defined in Rule 13d-3 of the Exchange Act of such number of shares of the Company’s equity securities by any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Person”)  (other than Walter J. Zable or a trust established for himself, his spouse or issue) which enables such Person to elect a majority of the Company’s Board by cumulative voting, assuming 90% of outstanding shares vote;

(ii)           Any sale of a Substantial Portion of the Property (as defined herein) of the Company.

(iii)         As to an Participant who is an employee of a Subsidiary, any sale of a Substantial Portion of the Property or the sale or issuance of a majority of the stock of such Subsidiary by the Company to any party other than an Affiliate of the Company;

(iv)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v)            The consummation by the Company, directly or indirectly, in one or more steps, of a merger, consolidation, reorganization, or business combination or any act or event which results in a majority of the Company’s Board as existing immediately prior to such acts or events not continuing to serve as such.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Company” means Cubic Corporation and its Subsidiaries or, following a Change in Control, the surviving entity resulting from such transaction.

(g)           “Constructive Termination” means a voluntary termination of employment by a Participant after one of the following is undertaken without the Participant’s express written consent:

(i)            a substantial reduction in the nature or scope of the Participant’s authority, duties, function or responsibilities (and not simply a change in title or reporting relationships) in effect immediately prior to the effective date of the Change in Control; provided, however, that it shall not be a “Constructive Termination” if, following the effective date of the Change in Control, either (a) the Company is retained as a separate legal entity or business unit and the Participant holds the same position in such legal entity or business unit as the Participant held before such effective date, or (b) the Participant holds a position with authority, duties, function or responsibilities comparable (though not necessarily identical, in view of the relative sizes of the Company and the entity involved in the Change in Control) to those of the Participant prior to the effective date of the Change in Control;

(ii)           a reduction in the Participant’s base salary (except for salary decreases generally applicable to the Company’s other similarly-situated employees);

(iii)         an elimination of the Participant’s opportunity to achieve bonuses on a basis comparable to that provided prior to the Change in Control, or, if the Participant participates in the Company’s Management Annual Incentive Plan or the Company’s Management 3-Year Incentive Plan, then an amendment to either such plan that reduces the percentage of average annual salary used to determine Participant’s bonus under such plan or plans either: (x) by more than 50% or (y) by an amendment that is not generally applicable to the Company’s other similarly-situated employees;

(iv)          an increase in the Participant’s one-way driving distance from the Participant’s principal personal residence to the principal office or business location at which the Participant is required to perform services of more than 20 miles, except for required travel for the Company’s business to an extent substantially consistent with Participant’s prior business travel obligations;

(v)            a material breach by the Company of any provisions of the Plan or any enforceable written agreement between the Company and the Participant;  or

(vi)          any failure by the Company to obtain assumption of the Plan by any successor or assign of the Company.

Notwithstanding the foregoing, a voluntary termination shall not be deemed a Constructive Termination unless (x) the Participant provides the Company with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described in this Section 2(g) has occurred, (y) the Constructive Termination Notice is given within three (3) months of the date the event occurred, and (z) the Company does not rescind or cure the conduct giving rise to the event described in this Section 2(g) within ten (10) days of receipt by the Company of the Constructive Termination Notice.

(h)           “Covered Termination” means, with respect to a Participant, an Involuntary Termination Without Cause or a Constructive Termination, but only if such event occurs at any time within three (3) months before or twenty-four (24) months following the effective date of a Change in Control. Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination.

(i)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)            “Involuntary Termination Without Cause” means, with respect to a Participant, an involuntary termination of employment by the Company other than for one of the following reasons:

(i)            the willful and continued failure of the Participant to perform substantially the Participant’s duties to the Company as those duties exist on the date of the Change in Control (or the date of termination, if earlier), other than any failure resulting from circumstances outside the Participant’s control, or from incapacity of the Participant due to physical or mental illness or disability, or following the Participant’s delivery of a Constructive Termination Notice, after a written demand for substantial performance is delivered to the Participant, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties satisfactorily, and provided that the Company demonstrates that such failure has a demonstrably harmful impact on the Company or its reputation, and provided further that the Participant has been given a period of at least 30 days to cure his failure in performance.  No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action was in the best interests of the Company or the Subsidiary; or

(ii)           the Participant’s gross negligence or breach of fiduciary duty to the Company involving personal profit, personal dishonesty or recklessness, or the Participant’s material breach of any agreement with the Company, including a material violation of Company policies and procedures, provided that such termination of employment occur within 12 months following the Company’s discovery of such event;

(iii)         the Participant’s conviction (which has become final) or entry of a plea of guilty or nolo contendere regarding an act that would be deemed a felony under California or Federal criminal statutes (or any comparable criminal laws of any jurisdiction in which the Participant is permanently employed by the Company or a Subsidiary) that has a demonstrably harmful impact on the Company’s business or reputation, as determined in good faith by the Company’s Executive Compensation Committee, provided that such termination occur within 12 months following the Company’s discovery of such event.

(k)           “Participant” means an individual who is employed by the Company as its Executive Chairman of the Board, Chief Executive Officer, as a senior vice president, or as a vice president (other than any individual who is a vice president on sales commission, as determined by the Company in its sole discretion) and such other key employees as may be recommended by the Company’s management and selected by the Company’s Executive Compensation Committee; provided, however, that if the Company’s Executive Compensation

Committee shall make an affirmative determination that an employee serving in any such capacity shall not be a Participant, then such employee shall not be deemed a Participant.  Any key employee who is selected by the Company’s Executive Compensation Committee to be a Participant shall become a Participant immediately following such action.  The determination of whether an employee is a Participant shall be made by such Committee, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(l)            “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is a Participant in the Plan, substantially in the form of Exhibit A hereto.

(m)          “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan.  The Plan Administrator may, but is not required to be, the Compensation Committee of the Board.  The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(n)           “Subsidiary” or “Subsidiaries” means Cubic Defense Applications, Inc., Cubic Transportation Systems, Inc., Cubic Simulation Systems, Inc. and Cubic Applications, Inc. and any other entity that is designated by the Board.

(o)           “Substantial Portion of the Property” means the sale of assets for an amount totaling at least 51% of the aggregate consolidated book value of the assets of the Company or a Subsidiary as set forth on the consolidated balance sheet of the Company or on the balance sheet of a Subsidiary for its most recent year end, as certified by its regular independent certified public accountants.

SECTION 3.   ELIGIBILITY FOR BENEFITS.

(a)           General Rules.  Subject to the provisions set forth in this Section and Section 6, in the event of a Covered Termination, the Company will provide the severance benefits described in Section 4 of the Plan to the affected Participant.  Promptly upon an employee becoming a Participant, the Company shall deliver to the Participant a Participation Notice.

(b)           Exceptions to Benefit Entitlement.  An employee, including an employee who otherwise is a Participant, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(i)            The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 6(b) below does not entirely eliminate benefits under this Plan.

(ii)           The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company.

(iii)         The employee is offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or a sale of all or substantially all the assets of a division or business unit of the Company.  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not suffer a lapse or reduction in pay or benefits (including coverage under this Plan) as a result of the change in ownership of the Company or the sale of its assets.

(iv)          The employee does not confirm in writing that he or she shall be subject to the Company’s Confidentiality Agreement.

(c)           Termination of Benefits.  A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Company:

(i)            willfully breaches a material provision of the Participant’s proprietary information or confidentiality agreement with the Company, as referenced in Section 3(b)(iv);

(ii)           owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, is employed by or connected in any manner with, any person, enterprise or entity which is engaged in any business competitive with that of the Company; provided, however, that such restriction will not apply to any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other entity or enterprise;

(iii)         encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iv)          induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

If a Participant is in doubt as to whether a proposed activity may be described in Section 3(c)(i) – (iv), then such Participant shall have the right to request an interpretation by the Company.  Such request shall be made by giving notice to the Company.  Unless notice that such activity is described in Section 3(c)(i)-(iv) is provided to the Participant within 45 days after the date of such Participant’s notice, then such activity shall not be deemed to be described in this Section 3(c)(i)-(iv).

SECTION 4.   AMOUNT OF BENEFITS.

(a)           Cash Severance Benefits.  Each Participant who incurs a Covered Termination shall be entitled to receive a cash severance benefit equal to the number of months of Base Salary plus Average Bonus set forth in such Participant’s Participation Notice.  Any cash severance benefits provided under this Section 4(a) shall be paid pursuant to the provisions of Section 5.

(b)           Accelerated Stock Award Vesting and Extended Exercisability of Stock Options.  If a Participant incurs a Covered Termination, then effective as of the date of the Participant’s Covered Termination (or, if such Covered Termination occurs prior to a Change in Control, then effective as of the date of such Change in Control), (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock that are held by the Participant on such date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Participant by the Company shall lapse.

In addition, the post-termination of employment exercise period of any outstanding option held by the Participant on the date of his or her Covered Termination shall be extended, if necessary, such that the post-termination of employment exercise period shall not terminate prior to the later of (i) the date twelve (12) months after the effective date of the Covered Termination (or, if the stock option was held by the individual at the time he or she first became a Participant in this Plan and counsel for the Company has not advised the Company that such acceleration would not cause such option to be treated as covered by Section 409A of the Code or would not cause the Participant to become subject to the immediate taxation prior to the date of exercise, additional tax and interest under Section 409A of the Code, then the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the stock option would otherwise have expired if the stock option had not been extended pursuant to this Section 4(b), based on the terms of the stock option at the original grant date) or (ii) the post-termination exercise period provided for in such option; provided, however, that such option shall not be exercisable after the expiration of its maximum term.

(c)           Continued Medical Benefits.  If a Participant incurs a Covered Termination and the Participant was enrolled in a health, dental, or vision plan sponsored by the Company immediately prior to such Covered Termination, the Participant may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will notify the Participant of any such right to continue such coverage at the time of termination pursuant to COBRA.  No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA.  Therefore, the period during which a Participant may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Company pays, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.

If a Participant timely elects continued coverage under COBRA, the Company shall pay the full amount of the Participant’s COBRA premiums on behalf of the Participant for the Participant’s continued coverage under the Company’s health plans (including any dental care plans, but excluding any vision care plans maintained by the Company), including coverage for the Participant’s eligible dependents, during the lesser of: (i) the number of months of Base Salary and Average Bonus in respect of which the amount paid to the Participant under Section 4(a) was calculated (the “Severance Period”), or (ii) 18 months; provided, however, that no such premium payments shall be made following the Participant’s death or the effective date of the Participant’s coverage by a health plan of a subsequent employer, except as necessary to provide coverage under this Plan to the Participant’s surviving spouse.  Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a health plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

For purposes of this Section 4(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(d)           Other Employee Benefits.  During a Participant’s Severance Period, the Participant shall not be entitled to reimbursement for fringe benefits other than as provided in this Plan, nor shall the Participant be entitled to receive any payments or other compensation attributable to vacation periods that would have been earned had Participant’s employment continued during the Severance Period.  Executive’s participation in all tax-deferred or tax qualified retirement and cafeteria plans shall cease upon termination of employment.   All other employee benefits not described in this Section 4 shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(e)           Outplacement Services.  Upon a Covered Termination, the Company shall pay an appropriate executive out placement service up to the amount listed in such Participant’s Participation Notice for its services rendered to the Participant.

(f)            Moving Expenses.  If within 24 months prior to the Change in Control a Participant had relocated his personal residence at the request of the Company, then upon such Participant’s Covered Termination the Company shall pay all costs and expenses of relocating the Participant, his or her household goods and his or her family to a location of the Participant’s choice, provided that the cost of such relocation shall not exceed the cost to relocate to the city in which his or her immediately previous residence was located, and provided further that such costs and expenses would otherwise be deductible under Code Section 217.  If the Participant had purchased a residence when he or she relocated, the Company shall also reimburse the Participant for the reasonable costs of sale of such new residence in accordance with the Company’s relocation policies in existence immediately before the Change in Control.  All such amounts shall be grossed up for federal and state income taxes.

(g)           Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b), 4(c), 4(d),

4(e), and 4(f), to Participants or employees who are not Participants (“Non-Participants”) chosen by the Company, in its sole discretion; provided that the Company shall communicate in writing on behalf of the Board to such Participants or Non-Participants who become entitled to such benefits; and provided further that the provision of any such benefits to a Participant or a Non-Participant shall in no way obligate the Company to provide such benefits to any other Participant or to any other Non-Participant, even if similarly situated.  If benefits under the Plan are provided to a Non-Participant, references in the Plan to “Participant”(with the exception of Sections 4(a), 4(b), 4(c), 4(d), 4(e), and 4(f)) shall be deemed to refer to such Non- Participants.

SECTION 5.   TIME AND FORM OF SEVERANCE PAYMENTS.

(a)           General Rules.  Subject to Section 5(b), any cash severance benefit provided under Section 4(a) shall be paid in installments pursuant to the Company’s regularly scheduled payroll periods commencing as soon as practicable following the effective date of a Participant’s Covered Termination (or, if such Covered Termination occurs prior to a Change in Control, then commencing as soon as practicable following the effective date of the Change in Control) and shall be subject to all applicable withholding for federal, state and local taxes.  In the event of a Participant’s death prior to receiving all installment payments of his or her cash severance benefit under Section 4(a), any remaining installment payments shall be made to the Participant’s estate on the same payment schedule as would have occurred absent the Participant’s death.  In no event shall payment of any Plan benefit be made prior to the effective date of the Participant’s Covered Termination or prior to the effective date of the release described in Section 7(a).

(b)           Application of Section 409A.  In the event that any cash severance benefit provided under Section 4(a) or continued medical benefit under Section 4(c) shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  In the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5(b); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

SECTION 6.   LIMITATIONS ON BENEFITS.

(a)           Release.  In order to be eligible to receive benefits under the Plan, a Participant also must execute a general waiver and release in substantially the form attached hereto as Exhibit B and such release must become effective in accordance with its terms.  For purposes of the preceding sentence, with respect to any outstanding option held by the Participant, the receipt of benefits shall be deemed to be the exercise of such option pursuant to the extended exercisability of such option under Section 4(b), rather than the acceleration or extension of such option’s exercisability. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b)           Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment.  The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Company’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory or other contractual obligations.

(c)           Mitigation.  Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d)           Non-Duplication of Benefits.  Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.  This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan.  The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

(e)           Indebtedness of Participants.  If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

(f)            Parachute Payments.   If any payment or benefit (including payments or benefits pursuant to this Plan) that a Participant would receive in connection with a Change in Control or otherwise (a “Payment”) (a) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amount of the Payment is paid to such Participant, which of the following two alternative forms of payment would maximize the Participant’s after-tax proceeds: (i) payment in full of the entire amount of the Payment including any amounts to be paid to the Participant pursuant to this Plan (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Participant receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Participant shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant.  In the event that acceleration of compensation from the Participant’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the Participant elects in writing a different order for cancellation.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or the Participant.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

SECTION 7.   RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)           Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)           Amendment or Termination.  The term of this Plan shall be the period commencing on the Effective Date and ending on December 31, 2008, provided, however, that commencing on January 1, 2006, and on each January 1 thereafter (a “Renewal Date”), the term of this Agreement shall be extended so as to terminate three years from such Renewal Date if, and only if, at any time during the calendar year prior to the Renewal Date the Company’s Executive Compensation Committee (or its Board) resolves to extend the term for an additional year. Unless otherwise required by law, no approval of the shareholders of the Company shall be required for any amendment or termination including any amendment that increases the benefits provided under any option or other stock award.

(c)           The Company’s Executive Compensation Committee may amend the Plan to reduce the benefits provided under Section 4 or may provide that a person who is a Participant shall no longer be a Participant; provided, however, that if the Company’s Executive Compensation Committee either amends the Plan to reduce the benefits provided under Section 4 or makes an affirmative determination that an employee shall no longer be a Participant, then such action shall become first effective on the 3rd anniversary of such determination; provided that, within 30 days before or after such action, the Company gives the Participant notice of such event.  The determination of whether to reduce the benefits provided in Section 4 or whether an employee shall no longer be a Participant shall be made by the Company’s Executive Compensation Committee, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(d)           Regardless of whether such action would be deemed to impair a Participant’s rights under the Plan, the Company’s Executive Compensation Committee may amend the Plan in any way to comply with applicable legal requirements.  Except as expressly provided herein,  the Company’s Executive Compensation Committee may amend the Plan at any time; provided that no such amendment may impair the rights of a Participant without such Participant’s consent.

SECTION 8.   NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.      LEGAL CONSTRUCTION.

This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

SECTION 10.    CLAIMS, INQUIRIES AND APPEALS.

(a)           Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

Cubic Corporation

Attn:  Vice President, Human Resources

9333 Balboa Avenue

San Diego, California 92123

(b)           Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)           the specific reason or reasons for the denial;

(2)           references to the specific Plan provisions upon which the denial is based;

(3)           a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)           an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)           Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Cubic Corporation

Attn:  Vice President, Human Resources

9333 Balboa Avenue

San Diego, California 92123

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)           the specific reason or reasons for the denial;

(2)           references to the specific Plan provisions upon which the denial is based;

(3)           a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)           a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)           Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)            Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may proceed directly to arbitration pursuant to Section 11.

SECTION 11.    ARBITRATION

(a)           Any applicant’s claim remaining unresolved after exhaustion of the procedures in Section 10 (and to the extent permitted by law, any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration in San Diego, California, by a single arbitrator with at least 20 years of employment law experience, in accordance with the Employment Claims Rules of the American Arbitration Association.  No depositions may be taken. The arbitrator, in reviewing the decision of the Plan Administrator pursuant to Section 10, shall apply the standard of a reviewing court under ERISA, namely that such decision shall be affirmed unless the arbitrator finds it to be arbitrary and capricious.  Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration.  All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne by the Company.

(b)           Except as otherwise specifically provided in this Plan, the provisions of this Section 11 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan, including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis.  The arbitrator shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages.  The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this Section 11.  Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

(c)           The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan.  No person employed by the Company, no Eligible Employee or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding.  In any arbitration proceeding, all relevant statutes of limitation apply.  Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

SECTION 12.    BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 13.    OTHER PLAN INFORMATION.

(a)           Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 77-0182779.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 520.

(b)           Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is May 31.

(c)           Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

Cubic Corporation

Attn:  Vice President, Human Resources

9333 Balboa Avenue

San Diego, California 92123

(d)           Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Cubic Corporation

Attn:  Vice President, Human Resources

9333 Balboa Avenue

San Diego, California 92123

The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 277-6780.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 14.    STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Cubic Corporation) are entitled to certain rights and protections under ERISA.  If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may sue or exercise such other rights as are described in this Plan.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 15.    GENERAL PROVISIONS.

(a)           Notices.  Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 10(a) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b)           Transfer and Assignment.  The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company.  This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)           Waiver.  Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d)           Severability.  Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)           Section Headings.  Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 16.    EXECUTION.

To record the adoption of the Plan as set forth herein, Cubic Corporation has caused its duly authorized officer to execute the same as of the Effective Date.

CUBIC CORPORATION

/s/ William W. Boyle
Senior Vice President,
Chief Financial Officer

EXHIBIT A

CUBIC CORPORATION

TRANSITION PROTECTION PLAN
PARTICIPATION NOTICE

To:

Date:

Cubic Corporation (the “Company”) has adopted the Cubic Corporation Transition Protection Plan (the “Plan”).  The Company is providing you with this Participation Notice to inform you that, given your position at the Company, you qualify as a participant in the Plan. A copy of the Plan document, which also constitutes a summary plan description, is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail. Subject to the provisions of the Plan, the details of your Plan benefits, as described in Section 4 of the Plan, are as follows:

Cash Severance Benefit:                              months.

Continued Medical Benefits:                              months, or such earlier date as you shall secure subsequent employment that shall provide you with substantially similar medical benefits.

Outplacement Services:  Up to $              .

Please retain a copy of this Participation Notice, along with the Plan document, for your records.

CUBIC CORPORATION

By:

Its:

The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice and the Plan.

Print name

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Cubic Corporation Transition Protection Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release.  This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

If I am over the age of 40 years at the time of an Covered Termination (as that term is defined in the Plan), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

If I am not over the age of 40 years at the time of an Covered Termination (as that term is defined in the Plan), I understand and agree that I will have ten days to consider and execute this release and that it shall be effective upon such execution.

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I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein.  I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

EMPLOYEE

Name:

Date:

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